Registration No. 33-88600

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549



                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             ONEITA INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)

       Delaware                                       57-0351045
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)
                         4130 Faber Place Drive, Suite 200
                         Charleston, South Carolina  29405
                                 (803) 529-5225
     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                          Herbert J. Fleming, President
                             Oneita Industries, Inc.
                        4130 Faber Place Drive, Suite 200
                        Charleston, South Carolina  29405
                                 (803) 529-5225
(Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                              Neil M. Kaufman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                            Jericho, New York  11753
                                 (516) 822-4820

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].


                         CALCULATION OF REGISTRATION FEE
============================================================================


Title of each        Amount to be    Proposed maximum    Proposed maximum    Amount of
class of securities  registered       offering price    aggregate offering  registration
to be registered                     per security(1)         price(1)            fee
- -----------------------------------------------------------------------------------------



Common Stock, par    890,000           $11.13             $9,905,700         $3,415.76(2)
value $.25 per        shares
     share



============================================================================
(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on January 11, 1995.



(2)     Previously paid.



============================================================================

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                SUBJECT TO COMPLETION, DATED MARCH     , 1995


Preliminary Prospectus


                             ONEITA INDUSTRIES, INC.


                         890,000 Shares of Common Stock
                                 $.25 par value


                                    --------

        The 890,000 shares of Common Stock (the "Shares"), par value
$.25 per share, of Oneita Industries, Inc. (the "Company") being covered by this Prospectus are being offered by Gintel Fund and Gintel ERISA Fund and any pledgees, transferees, donees or other successors in interest thereof (the "Selling Stockholders"). The Shares may be offered by the Selling
Stockholders from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Selling Stockholders will bear the expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.



        The Company's Common Stock is traded on the New York Stock Exchange (NYSE symbol: ONA). On March 1, 1995, the last reported sale price of the Company's Common Stock as reported by the New York Stock Exchange was $12.625 per share.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is March     , 1995.

                          AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission
(the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto.
For further information with respect to the Company and the shares of Common stock offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Company's
Common Stock is listed on the New York Stock Exchange, and copies of the foregoing materials and other information concerning the Company can be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10005.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by the Company with the Commission (File No. 1-9734) pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:




           (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission on December 29, 1994, and the amendment thereto on Form 10-K/A filed with the Commission on March 6, 1995.




           (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, filed with the Commission on February 13, 1995.




           (3) The description of the Company's Common Stock, par value $.25 per share, which is contained in the Company's registration statements on Form 8-A filed with the Commission on July 13, 1988 and January 21, 1993 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.



        All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of thisProspectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Oneita Industries, Inc., 4130 Faber Place Drive, Suite 200, Charleston, South Carolina 29405, (803) 529-5225.

                              THE COMPANY

        The Company is a manufacturer and marketer of activewear, including T-shirts and fleecewear, and produces infantswear primarily for the newborn and toddler markets. These products are marketed to the imprinted sportswear industry through the Company's Activewear Division and to major retailers through the Company's Retail Division.

        The Company's executive offices are located at 4130 Faber Place Drive, Suite 200, Charleston, South Carolina 29405, (803) 529-5225.


                  CERTAIN INVESTMENT CONSIDERATIONS


        The following information, in addition to other information in this Prospectus and in the documents incorporated herein by reference, should be considered carefully by potential purchasers in evaluating the Company, its business and an investment in shares of the Common Stock offered hereby.



Product Price Fluctuations

        The Company's revenues and profitability are directly affected by the prices it charges for its products. These prices historically have varied significantly based primarily on supply and demand factors, as well as raw material costs. Product prices are often determined based on competitive pressures. Accordingly, the Company's financial performance may be materially adversely affected during periods in which prices are reduced or fail to rise correspondingly with costs.



Yarn Price Fluctuations; Expiration of Supply Contracts

        Unlike certain of its competitors, the Company does not spin its own yarn. The Company obtains yarn from several yarn suppliers pursuant to requirements contracts generally with a term of approximately one year.
If the Company were unable to extend or renew its supply contracts on satisfactory terms, or replace these contracts with suitable alternative sources of supply, the Company may be forced to pay higher prices for its yarn and the Company's business and financial performance could be materially adversely affected.



Significant Dependence on Major Customers

        Approximately 35% of the Company's revenues in the fiscal year ended September 30, 1994 are attributable to its three largest customers, and approximately 52% of the Company's revenues for such period are attributable to its 10 largest customers. The loss of these customers or a substantial reduction in their purchases from the Company could have a material adverse effect on the Company's financial performance. The Company's remaining sales of Activewear products are made to approximately 100 wholesalers. There can be no assurance given that the Company will not continue to be dependent upon a small number of major customers for a significant portion of its revenues and earnings.



Foreign Operations

           The Company has subsidiaries that conduct apparel assembly operations in Mexico and Jamaica. Accordingly, the Company is subject to the risks inherent in dependence on foreign assembly operations, including economic and political instability, shipping delays, fluctuations in foreign currency exchange rates, customs duties and other trade restrictions, any of which could adversely affect the Company's ability to assemble its products in a timely and cost-effective manner.

                             USE OF PROCEEDS

           The Company will not receive any proceeds from this offering.

                      PRICE RANGE OF COMMON STOCK

        The Company's Common Stock is traded on the New York Stock Exchange under the symbol ONA. The following table sets forth the high and low sales prices of the Common Stock as reported on the New York Stock Exchange for the fiscal periods indicated. The prices have been adjusted to reflect the payment of stock dividends.



      1993                                          High      Low

        First Quarter. . . . . . . . .            $15.375     $11.25
        Second Quarter . . . . . . . .             17.375       9.25
        Third Quarter. . . . . . . . .             11.25        7.00
        Fourth Quarter . . . . . . . .              8.50        5.875

      1994
        First Quarter. . . . . . . . .           $  8.375     $ 6.25
        Second Quarter . . . . . . . .              7.75        6.375
        Third Quarter. . . . . . . . .              9.25        6.625
        Fourth Quarter . . . . . . . .             11.125       8.875

      1995

        First Quarter  . . . . . . . .            $11.875     $ 9.375
        Second Quarter (through March 1, 1995)     12.75       10.625



      On March 1, 1995, the last reported sale price of the Common Stock was $12.625. As of February 28, 1995, there were approximately 200 holders of record. The number of holders of record excludes beneficial holders whose Shares are held in the name of nominees or trustees.

                          SELLING STOCKHOLDERS

      The following table sets forth the ownership of the Selling Stockholders of shares of Common Stock of the Company prior to and after giving effect to the sale of the Shares covered by this Prospectus.


                          Number (Percentage) of    Number of Shares Owned
                          Shares Owned Prior to     After Giving Effect to Sale
Name of Selling           Sale of Shares Covered    of Shares Covered by this
Stockholder               by this Prospectus                 Prospectus
- ---------------           ----------------------    ---------------------------

Gintel Fund               665,000   (9.6%)          0
Gintel ERISA Fund         225,000   (3.2%)          0
Total                     890,000   (12.8%)         0


        Gintel Fund and Gintel ERISA Fund each are an open-end, non-diversified investment company registered under the Investment Company Act of 1940.
Gintel Equity Management, Inc., a Connecticut corporation which is an investment advisor registered under the Investment Advisers Act of 1940, acts as investment advisor to each of Gintel Fund and Gintel ERISA Fund. Gintel Equity Management, Inc. is controlled by Robert M. Gintel, the Chairman of the Board of the Company.

        Gintel Equity Management, Inc. will bear the expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

                           PLAN OF DISTRIBUTION

        The Shares may be offered by the Selling Stockholders from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The
Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customarycommissions). See "Selling Stockholders."

                               LEGAL MATTERS


        Certain legal matters in connection with this offering will be passed upon for the Company by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. Edward I. Kramer, a member of the firm, is the Secretary of the Company. Mr. Kramer owns 2,862 shares of the Company's Common Stock and options presently exerciseable or exerciseable within sixty (60) days to purchase 6,510 shares of the Company's Common Stock.


                                  EXPERTS

        The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said Reports.

==============================================================================
       No dealer, salesperson, or other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been so authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.
                           -----------------------


                             TABLE OF CONTENTS

                                                  Page

Available Information. .  . .   . . . . . .         2
Incorporation of Certain Documents
by Reference . . . .. . . . . . . . . . . .         2
The Company. . . . . . . . . . . . . . . .          3

Certain Investment Considerations . . . . .         3

Use of Proceeds . . . . . . . . . . . . . .         4
Price Range of Common Stock . . . . . . . .         4
Selling Stockholders. . . . . . . . . . . .         5
Plan of Distribution. . . . . . . . . . . .         5
Legal Matters . . . . . . . . . . . . . . .         5
Experts . . . . . . . . . . . . . . . . . .         5


                          ONEITA INDUSTRIES, INC.


                           890,000 Common Shares


                                PROSPECTUS


                             March     , 1995


=============================================================================

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


  Item 14. Other Expenses of Issuance and Distribution

     Securities and Exchange Commission
         Filing Fee. . . . . . . . . . . .       $3,415.76

     Legal Fees. . . . . . . . . . . . . .       10,000.00
     Miscellaneous Expenses. . . . . . . .        1,584.24

            Total. . . . . . . . . . . . .      $15,000.00

  Item 15.  Indemnification of Directors and Officers

        Under provisions of the By-Laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

        Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

        The officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $10,000,000, which includes reimbursement for costs and fees. There is a maximum deductible for officers and directors under the policy of $200,000 for each claim.
The Company has entered into Indemnification Agreements with each of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

  Item 16.  Exhibits


          5      Opinion of Blau, Kramer, Wactlar & Lieberman, P.C. *


          23.1   Consent of Arthur Andersen LLP


          23.2   Consent of Blau, Kramer, Wactlar & Lieberman, P.C. ^*


          24     Powers of Attorney ^*

- ---------------------

    * Previously filed

  Item 17.   Undertakings

    (a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Committee by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i)  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut on the 1st day of March, 1995.


                                ONEITA INDUSTRIES, INC.


                                By:/s/ Herbert J. Fleming
                                -------------------------
                                    Herbert J. Fleming
                                    President


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed on March 1, 1995 by the following persons in the capacities indicated:



       Signature                                Title
       ---------                                -----


/s/ Robert M. Gintel                      Chairman of the Board
- ---------------------------
Robert M. Gintel


/s/ Herbert J. Fleming                  President and Director
- ----------------------------
Herbert J. Fleming                      (Principal Executive Officer)


/s/ James Ford                           Vice President
- ----------------------------
  James Ford                             (Principal Financial and Accounting
                                         Officer)





/s/ Meyer A. Gross                       Director
- ----------------------------
Meyer A. Gross


/s/ Lewis Rubin                           Director
- ----------------------------
Lewis Rubin


/s/ Albert Fried, Jr.                     Director
- ----------------------------
Albert Fried, Jr.


/s/ John G. Hudson                        Director
- ----------------------------
John G. Hudson



/s/ H. Varnell Moore                     Director
- ----------------------------
H. Varnell Moore

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                          ONEITA INDUSTRIES, INC.


                        Amendment No. 1 to Form S-3
                          Registration Statement


                        E X H I B I T    I N D E X


                                                     Page No. in Sequential
  Exhibit                                            Numbering of all Pages,
  Number           Exhibit Description               including Exhibit Pages
- ----------         -------------------               -----------------------


  5                Opinion of Blau, Kramer,
                      Wactlar & Lieberman, P.C.                *

  23.1             Consent of Arthur Andersen LLP.^

  23.2             Consent of Blau, Kramer, Wactlar
                      & Lieberman, ^ P.C.                      *

  24               Powers of Attorney                         ^*



  ------------------------

  *     Previously filed.